Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into by and between Steven Kalin (“Employee”) and Westwood One, Inc. (the “Company”).

1. Employment. The Company hereby employs Employee, and Employee accepts such employment, and agrees to devote Employee’s full time and efforts to the interests of the Company upon the terms and conditions hereinafter set forth.

2. Term of Employment. Subject to the provisions for termination hereinafter provided, Employee’s term of employment by the Company shall commence on July 7, 2008 (the “Effective Date”) and shall continue in effect until the third anniversary thereof (the “Term”). If the Company desires not to extend this Agreement, it shall deliver written notice to Employee on or prior to the 90th day immediately preceding the expiration of the Term of its intention to terminate this Agreement effective on the last day of the Term. Unless otherwise terminated pursuant hereto, if Employee continues to be employed by the Company after the Term, then Employee’s employment shall be deemed to continue until such time as either party shall deliver written notice to the other party and this Agreement shall terminate thirty (30) days after the giving of such notice. The period from the Effective Date through the date of termination is hereinafter referred to as the “Employment Period”.

3. Services to be Rendered by Employee.

(a) During the Employment Period, Employee shall serve as Executive Vice President and Chief Operating Officer. Employee shall perform such duties as from time to time may be delegated to Employee and will continue to perform duties as requested by the CEO of the Company. Employee shall devote all of Employee’s professional time, energy and ability to the proper and efficient conduct of the Company’s business. Employee shall observe and comply with all reasonable lawful directions and instructions by and on the part of the Chief Executive Officer, the Board of Directors (the “Board”) or their designee and endeavor to promote the interests of the Company and not at any time do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise. Employee shall report directly to the Chief Executive Officer and shall be based out of the Company’s offices located in the New York City metropolitan area.

(b) The Company may from time to time call on Employee to perform services related to the business of developing and broadcasting network and syndicated radio programming and traffic, news, sports and weather reports, which may include (in the Company’s sole discretion) contributing to the day-to-day management and operation of such business, soliciting Sponsors and Affiliates (as such terms are defined in Section 11 hereof) or dealing with their accounts or other activities related to the Company’s business, as reasonably requested from time to time by the Chief Executive Officer, the President, the Board of Directors or their designee.

(c) Employee acknowledges that Employee will have and owe fiduciary duties to the Company and its shareholders including, without limitation, the duties of care, confidentiality and loyalty.

(d) EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS RECEIVED A COPY OF THE COMPANY’S SEXUAL HARASSMENT POLICIES AND PROCEDURES, CODE OF ETHICS AND CODE OF CONDUCT, AND UNDERSTANDS AND AGREES TO ABIDE BY SUCH POLICIES.

4. Compensation.

(a) Base Salary. For the services to be rendered by Employee during the Employment Period, the Company shall pay Employee, and Employee agrees to accept a monthly base salary (the “Base Salary”) of $37,500 for the Employment Period, payable in accordance with the Company’s normal payroll practices. Employee shall be eligible for annual increases in his Base Salary in the sole and absolute discretion of the Compensation Committee or their designee.

(b) Discretionary Bonus. Employee shall be eligible for an annual discretionary bonus valued at up to $450,000 for each calendar year during the Employment Period (which discretionary bonus shall be pro-rated for 2008) in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee. The Company may use Employee’s and the Company’s achievement of financial goals as general guidelines to determine Employee’s eligibility for a discretionary bonus. Any cash component of any bonus will be payable in accordance with the Company’s normal payroll practices and no later than the date the majority of “Comparable Employees” (as defined below) are paid, but in no event later than April 30 of the applicable calendar year. Employee shall not be eligible for any bonus for a calendar year, pro-rated or otherwise, if (i) Employee is not an Employee of the Company at the end of the applicable calendar year, or (ii) Employee has materially breached this Agreement, which breach remains uncured in accordance with Section 6(a) hereof.

(c) Equity Compensation. Company management hereby agrees that prior to the Effective Date, it shall recommend that the Compensation Committee grant Employee on the Effective Date an award of equity compensation of stock options to purchase 425,000 shares of Company common stock to vest in three equal installments on each anniversary of the Effective Date, subject to the terms and conditions of the Company’s equity compensation plan (such award, the “2008 Signing Award”). The exercise price of such stock options will be the closing price of the Company’s common stock on the date of grant by the Compensation Committee (i.e., the Effective Date).

(d) Equity Awards. Employee shall be eligible for such future grants of equity compensation recommended by Company management, subject to the approval of and in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee. All equity compensation granted to Employee, including such awards made pursuant to Sections 4(c) and 4(d) hereof, shall be granted subject to the terms and conditions of the Company’s equity compensation plan, and using such form award as the Compensation Committee has approved for grants to Company employees.

(e) Benefits. During the Employment Period, Employee shall accrue vacation on a monthly basis and at a rate of four (4) weeks per year (pro-rated for partial years); provided, however, that Employee shall be entitled to three (3) weeks of vacation during 2008. Except as expressly set forth herein, any vacation time shall be subject to prevailing practice and/or policies of the Company in regard to vacations for its employees. Employee shall be entitled to participate in all benefits plans that may be established by the Company for employees that report directly to the CEO (such employees, “Comparable Employees”), subject to the terms and conditions of such plans.

(f) Total Compensation. Employee agrees and acknowledges by his signature hereto that the compensation set forth in this Section 4 constitutes all of the compensation payable to Employee for his services hereunder and that no other compensation shall be due to Employee hereunder.

5. Expenses. Subject to compliance by Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Company shall reimburse Employee, or cause Employee to be reimbursed, in cash for all reasonable expenses.

6. Termination of Employment.

(a) During the Employment Period, the Company shall have the right to terminate the employment of Employee hereunder immediately by giving notice thereof to Employee if any of the following has occurred, which notice shall state the circumstances or events constituting Cause (each, a “Cause Event”); provided, that, in the case of clauses (i) through (iii) of this Section 6(a), Employee shall be given a reasonable opportunity to cure, but in no event more than ten (10) business days, to the extent such act or failure to act is curable:

(i)
if Employee has (A) failed, refused or habitually has neglected to carry out or to perform the reasonable duties required of Employee hereunder or otherwise materially breached any provision of this Agreement (other than Section 7, 8 or 10 hereof, which are governed by Section 6(a)(iii) hereof), (B) willfully breached any statutory or common law duty, including any fiduciary duty owed to the Company; (C) breached Section 3(c) or 3(d) of this Agreement; or (D) violated any of the Company’s internal policies or procedures.

(ii)
if Employee is convicted of, or enters into a plea of nolo contendere or guilty to, a felony or a crime involving moral turpitude, or if Employee has willfully engaged in conduct which would injure the reputation of the Company in any material respect or otherwise adversely affect its interests in any material respect if Employee were retained as an employee of the Company;

(iii)
if Employee breaches any of the provisions of Section 7, 8 or 10 hereof or breaches any of the terms or obligations of any other non-competition and/or confidentiality agreements entered into between Employee and the Company, or the Company’s Related Entities, if any;

(iv)	if Employee commits an act of fraud, misrepresentation or dishonesty related to his employment with the Company, or steals or embezzles assets of the Company; or

(v)	if Employee engages in a conflict of interest or self-dealing.

For purposes of this Section 6(a), no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without a reasonable basis for belief that such act or failure to act is in the best interests of the Company.

(b) Employee’s employment with the Company shall automatically terminate (without notice to Employee’s estate) upon the death of Employee. Employee’s employment with the Company may be terminated upon ten (10) day’s prior written notice by the Company to Employee upon Employee’s Disability. For purposes of this Agreement, the term “Disability” means Employee’s inability, by reason of physical disability or other incapacity (as may be defined in applicable disability insurance policies), to carry out or to perform the duties required of Employee hereunder for a continuous period of 90 days or for a non-continuous period of 120 days in the aggregate in any 365-day period; provided, however, that Employee’s compensation during any period in which Employee is unable to perform the duties required of Employee hereunder shall be reduced in accordance with the Company’s policies and by any disability payments (excluding any reimbursements for medical expenses and the like) which Employee is entitled to receive under group or other disability insurance policies of the Company during such period.

(c) In the event of any termination of Employee’s employment (provided that the benefit described in clause (ii) below shall not be paid in the event of a termination of employment by the Company upon a Cause Event), Employee (or Employee’s estate, as the case may be) shall be entitled to receive (i) the Base Salary herein provided prorated to the date of termination, (ii) subject to the terms of Section 4(b) hereof, any annual discretionary bonus earned for any completed calendar year immediately preceding the date of termination, but not yet paid; (iii) subject to the terms of Section 5 hereof, reimbursement for any business expenses properly incurred and paid prior to and including the date of termination; (iv) Employee’s then current entitlement, if any, under the Company’s employee benefit plans and programs, including payment for any accrued and unused vacation in accordance with Company’s standard policy; and (v) no other compensation. The parties agree that the payments set forth in this Section 6(c) constitute all of Company’s obligations, monetary or otherwise, to Employee under the terms of this Agreement in the event of Employee’s termination pursuant to Section 6(a) or 6(b). Additionally, if Employee is terminated pursuant to Section 6(a), all of Employee’s equity compensation (including, without limitation, any granted pursuant to this employment agreement or otherwise), vested and unvested, shall terminate and expire, except in the case of vested stock options which Employee has exercised prior to the date of termination (for the avoidance of doubt, all vested equity compensation (except for stock options which have been exercised) shall be forfeited in the event of a termination pursuant to Section 6(a)). Notwithstanding the foregoing, in the case of a termination pursuant to Sections 6(d) or 6(e), additional payments shall be due as expressly set forth below.

(d) The Company may terminate Employee’s employment hereunder during the Term effective at any time upon written notice to Employee. In the event that: (I) the Company terminates Employee’s employment other than pursuant to Section 6(a) or 6(b) during the first year of the Term or (II) Employee is terminated in connection with a “Change of Control”, subject in all cases to Employee’s executing and not revoking a waiver and general release substantially in the form attached as Exhibit A hereto, which may be modified for changes in law and for consistency with the Company’s standard form required for other senior officers of the Company from time to time (the “Release”): (x) the Company shall pay Employee the lesser of (the lesser of (i) or (ii), the “Termination Amount”): (i) remaining Base Salary due to Employee through the end of the Term, to be paid in equal payments over the remainder of the Term on a schedule that mirrors the Company’s then effective payroll practices and (ii) two times the annual Base Salary to be paid in equal installments over the two-year period on a schedule that mirrors the Company’s then effective payroll practices; provided, however, that in the case of (i) or (ii) the six-month delay set forth in Section 17(b) shall apply to such amounts to the extent they exceed the Separation Pay Limit (as defined in Section 17(b)); (y) if Employee is terminated prior to the first anniversary of the Effective Date, one third (1/3) of the 2008 Signing Award shall vest effective on the date of termination and shall be exercisable for the longer of: (i) the date of termination through the first anniversary of the Effective Date and (ii) ninety (90) days from the date of termination; and (z) if Employee is terminated upon or within twenty-four (24) months following a Change in Control (as defined below) of the Company, all outstanding equity awards held by Employee shall become fully vested and immediately exercisable and shall remain exercisable in accordance with the terms and conditions of the applicable equity plan and award agreements under which they were granted. For the avoidance of doubt, it is understood and agreed that notwithstanding anything contained herein to the contrary, Employee shall have no duty to mitigate in the event that Company exercises its rights pursuant to this Section 6(d). Notwithstanding the foregoing, if either (I) the Company terminates Employee’s employment other than pursuant to Section 6(a) or 6(b) during the second or third year of the Term, or (II) Employee elects to terminate his employment for Good Reason as expressly described in Section 6(e) below, instead of the Termination Amount set forth in clause (x) above, the Company shall pay Employee: (i) two times the annual Base Salary to be paid in equal installments over the two-year period on a schedule that mirrors the Company’s then effective payroll practices if Employee is terminated at any time during the second year of the Term and (ii) one times the annual Base Salary to be paid in equal installments over the one-year period on a schedule that mirrors the Company’s then effective payroll practices if Employee is terminated at any time during the third year of the Term; provided, however, that in the case of (i) or (ii) the six-month delay set forth in Section 17(b) shall apply to such amounts to the extent they exceed the Separation Pay Limit (as defined in Section 17(b)). For the avoidance of doubt, clause (z) shall also apply to such termination to the extent applicable.

(e) Provided the Company has not notified Employee that he is being terminated pursuant to Sections 6(a) and 6(b) hereof, Employee may terminate his employment hereunder effective at any time upon written notice to the Company for Good Reason, provided such notice is given to the Company within thirty (30) days after the triggering event. For purposes hereof, “Good Reason” shall mean the occurrence of one of the following: (i) a material diminution in Employee’s authority or responsibilities; or (ii) a material diminution in Employee’s Base Salary or Employee’s title.

(f) The Company shall provide the Release to Employee within seven (7) business days following the date of termination. In order to receive the payments and benefits under Section 6(d), Employee shall be required to sign the Release within 21 or 45 days after the date it is provided to him, as required by applicable law, and not revoke it within the seven day period following the date on which it is signed. All payments delayed pursuant to the foregoing, except to the extent delayed pursuant to Section 17(b), shall be paid to Employee in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the date of termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7. No Conflict of Interest; Proper Conduct. (a) (x) During the Term and in any event, not less than ninety (90) days after the Employment Period if Employee is terminated pursuant to Sections 6(a) or 6(b) or (y) during the Employment Period and for an additional period equal to the time period during which Employee is paid severance by the Company after the Employment Period if Employee is terminated pursuant to Sections 6(d) or 6(e) (notwithstanding the foregoing, such period described in this Section 7(a)(y) shall not be less than ninety (90) days nor greater than one (1) year), Employee will not, directly or indirectly, either individually or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed $100,000,000), investor, officer, director, member, employee, agent, trustee, associate or consultant of any Person:

(i)	compete with the Company in any business in competition with that then carried on by the Company and/or its Related Entities;

(ii)	engage in or carry on any Restricted Activity;

(iii)	employ or offer to employ or solicit employment of any employee or consultant of the Company or its Related Entities; or

(iv)
solicit (or assist or encourage to solicit), divert or attempt to divert any business, patronage or customer (including known prospects) of the Company or its Related Entities to Employee or a competitor or rival of the Company or its Related Entities.

(b) Employee further agrees that it shall not, without the Company’s prior written consent, engage in any activity during the Employment Period that would conflict with, interfere with, impede or hamper the performance of Employee’s duties for the Company or would otherwise be prejudicial to the Company’s business interests. Employee shall not commit any act or become involved in any situation or occurrence that, in the Company’s reasonable judgment, could tend to bring Employee or the Company into public disrepute, contempt, scandal or ridicule, could provoke, insult or offend the community or any group or class thereof, or could reflect unfavorably upon the Company or any of its Sponsors or Affiliates. Employee shall comply with all applicable laws and regulations governing the Company and its business, including without limitation, regulations promulgated by the Federal Communications Commission or any other regulatory agency. The parties hereto agree that the remedy at law for any breach of Employee’s obligations under this Section 7 or Section 8 (Confidential Information and the Results of Services) of this Agreement would be inadequate and that any enforcing party shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section 7. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.

8. Confidential Information and the Results of Services. Employee acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company, and expects to divulge to Employee certain confidential information and trade secrets relating to the Company’s business, provide information relating to the Company’s customer base and otherwise provide Employee with the ability to injure the Company’s goodwill unless certain reasonable restrictions are imposed upon Employee which are contained in this Section 8. Employee agrees that, by virtue of the special knowledge that Employee has received and will receive from the Company, and the relationship of trust and confidence between Employee and the Company, Employee has or will have certain information and knowledge of the operations of the Company that are confidential and proprietary in nature, including, without limitation, information about Affiliates and Sponsors. Employee agrees that during the Employment Period and thereafter, Employee will not make use of or disclose, without the prior consent of the Company, Confidential Information relating to the Company or any of its Related Entities (including, without limitation, its Sponsor lists, its Affiliate/station lists, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that Employee will return to the Company all written materials in Employee’s possession embodying such Confidential Information.

9. Work for Hire. Employee agrees that any ideas, concepts, discoveries, techniques, patents, copyrights, trademarks or computer programs relating to the business or operations of the Company and its Related Entities which are developed or discovered by Employee, solely or jointly with others, during the Employment Period, shall be deemed to have been made within the scope of Employee’s employment and therefore constitute works for hire and shall automatically upon their creation become the exclusive property of the Company. Employee agrees to promptly notify and fully disclose the existence of such works to the Company. To the extent such items are not works for hire under applicable law, Employee assigns them and any and all intangible proprietary rights relating thereto to the Company in their entirety and agrees to execute any and all documents necessary or desired by the Company to reflect the Company’s ownership thereof.

10. Communications Act of 1934. Employee represents and warrants that neither Employee nor, to the best of Employee’s knowledge, information and belief, any other individual, has accepted or agreed to accept, or has paid or provided or agreed to pay or provide, any money, service or any other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in programs. Employee further represents and warrants that during the Employment Period Employee shall comply with all legal requirements set forth herein.

11. Certain Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated:

Affiliates. Any Person with whom the Company has or had a contract or other arrangement to provide network and/or syndicated radio programming.

Change in Control. Such meaning set forth in the Company’s 2005 Equity Compensation Plan, as may be amended from time to time (the “Equity Plan”), provided, however, that for purposes of this Agreement and the benefits to which Employee would be entitled under Section 12 of the Equity Plan, clause (i) of said definition shall be modified to read as follows: “(i) the acquisition by any Person (as hereinafter defined) of 50% or more of the outstanding Shares (the “Outstanding Company Stock”) (other than an acquisition by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person that controls, is controlled by or is under common control within the Company or other than a Non-Qualifying Business Combination (as defined below));”

Confidential Information. Information obtained by Employee during the Employment Period which concerns the affairs of the Company or its Related Entities and which the Company has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Related Entities and including the terms of this Agreement. Confidential Information shall include the information described in Section 8 as well as works for hire as described in Section 9 hereof, however, it shall not include information which Employee can demonstrate to be: (i) information that is at the time of receipt by Employee in the public domain, known to Employee or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Employee or (ii) information that at any time is received in good faith by Employee from a third party which was lawfully in possession of the same and had the right to disclose the same. Notwithstanding any provision to the contrary contained herein, the terms of this Agreement may be disclosed to Employee’s legal, financial and tax advisors and any members of Employee’s immediate family, which for purposes hereof shall include Employee’s spouse, parents, children, siblings, grandparents, grandchildren, mother-in-law and father-in-law.

Person. Any individual, corporation, partnership, joint venture, limited liability partnership or limited liability company, trust, unincorporated organization, association or other entity.

Related Entity or Related Entities. Any Person that directly or indirectly controls, is controlled by, or is under common control with the Company (or its successor or assign), including but not limited to Westwood One Radio Networks, Inc., Westwood One Radio, Inc., Metro Networks Communications, Inc. and Metro Network Communications, Limited Partnership. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Restricted Activities. Any of the following: (i) providing services to a traffic, news, sports, weather or other information report gathering or broadcast service or to a radio network or syndicator, or any direct competitor of the Company or its Related Entities; (ii) soliciting Sponsors and dealing with accounts with respect to the immediately preceding clause (i); (iii) soliciting Affiliates to enter into any contract or arrangement with any Person to provide the information set forth in clause (i); or (iv) forming or providing operational assistance to any business or a division of any business engaged in the foregoing activities.

Sponsor(s). Any and all client advertisers of the Company (including its subsidiaries and Affiliates) including without limitation advertisers whose commercial material is to be, is or was incorporated in any one or more of the Company’s programs or announcements, live or recorded, broadcast over the facilities of the Company, by the Company, or pursuant to an arrangement with an affiliated station, broadcaster or transmitter of the Company’s programming.

12. Choice of Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13. Arbitration. The parties hereby agree that any and all claims or controversies relating to Employee’s employment with the Company, or termination thereof, including but not limited to claims for breach of contract, tort, unlawful discrimination or harassment (including any claims arising under Title VII, the Americans with Disabilities Act, and the Age Discrimination in Employment Act), and any violation of any local, state or federal law (“Arbitrable Claims”), except for any equitable relief sought by a party, shall be resolved by arbitration in accordance with the then applicable JAMS Employment Arbitration Rules And Procedures. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims and shall be final and binding on all parties. Unless the parties mutually agree otherwise, the arbitrator shall be selected from a panel provided by JAMS and the arbitration shall be held in New York County, New York. Any court having jurisdiction thereof may enter judgment on the award rendered by the arbitrator(s). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT. The prevailing party in any arbitration brought under the terms hereof, shall be entitled to request reimbursement of reasonable attorney’s fees and expenses.

14. Assignment. The rights of the Company hereunder may, without the consent of Employee, be assigned by the Company to any Related Entity or successor of the Company or any entity which acquires all or substantially all of the Company’s assets. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without the prior written consent of Employee. This Agreement is not assignable by Employee.

15. Merger or Reorganization. In the event of any merger, consolidation, dissolution or reorganization of the Company (including but not limited to any reorganization where the Company is not the surviving or resulting entity), or any transfer of all or substantially all of the assets of the Company, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the surviving or resulting partnership or the corporation (or other entity) or person(s) to which such assets shall be transferred.

16. Remedies. Except as it may elect otherwise, the Company shall have all rights, powers or remedies provided by law or equity for breach of this Agreement available to it, it being understood and agreed that no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Without limiting the generality of the foregoing, Employee agrees that, in addition to all other rights and remedies available at law or in equity, the Company shall be entitled to enforcement of this Agreement in accordance with the principles of equity (without bond or undertaking), the remedy at law being hereby agreed and acknowledged by Employee to be inadequate.

17. Section 409A of the Code.

(a) Although the Company does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 17(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B) and to the extent such payment and benefits exceed the Separation Pay Limit (as defined herein) , such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” and (ii) the date of Employee’s death. On the first day of the seventh month following the date of Employee’s “separation from service” or, if earlier, on the date of his death, all payments delayed pursuant to this Section 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) Employee’s annualized compensation based on Employee’s annual rate of pay for Employee’s taxable year preceding the taxable year in which Employee’s termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which Employee terminates employment.

18. Indemnification. The Company hereby agrees to indemnify Employee and hold Employee harmless to the extent provided under the By-Laws of the Company.

19. Survival. The provisions contained in Sections 7 through 19 shall survive the termination or expiration of the Employment Period and the Employee’s employment with the Company and shall be fully enforceable thereafter.

20. Legal Fees. The Company will reimburse Employee in an amount up to $10,000 for the reasonable attorneys’ fees (based on non-premium, standard rates for time actually billed) incurred by him in connection with the current negotiation and preparation of this Agreement.

21. Miscellaneous. This Agreement supersedes all prior understandings and agreements between the parties (including the Company’s Related Entities) with respect to the subject matter hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, successors and permitted assigns. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail, or overnight courier to such address listed below the parties’ respective signature lines or to such other address as notified in writing by the parties; provided, that, notices to the Company shall be addressed to the attention of the “Chief Executive Officer”, with a copy to the “General Counsel”. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. No provision of this Agreement shall be interpreted against any party because such party drafted such provision. Submission of this Agreement to Employee, or Employee’s agents or attorneys, for examination or signature does not constitute or imply an offer of employment, and this Agreement shall have no binding effect until execution hereof by both the Company and Employee. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of any subsequent breaches. This Agreement may be executed in counterparts, including via facsimile or PDF, which together shall constitute but one and the same agreement.

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IN WITNESS WHEREOF, this Agreement is EXECUTED as of the 7th day of July 2008 to be EFFECTIVE FOR ALL PURPOSES as of the Effective Date.

“COMPANY”

WESTWOOD ONE, INC.

By: /s/Thomas Beusse
Name: Thomas Beusse
Title: President and CEO

Address: 40 West 57th Street, 5th Floor
New York, NY 10019

“EMPLOYEE”

/s/ Steven Kalin
Steven Kalin
Address:

EXHIBIT A

FORM OF RELEASE

For good and valuable consideration received in connection with my termination of employment with Westwood One, Inc., a Delaware corporation (the “Company”), pursuant to Section 6 of my employment agreement with the Company dated July 7, 2008 (the “Employment Agreement”), I, Steven Kalin, do hereby release and forever discharge and covenant not to sue the Company, the Related Entities (as defined in the Employment Agreement) and their respective subsidiaries and affiliates and their respective directors, members, partners, officers, managers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities) and its and their predecessors or successors (collectively, the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had or now have or which I or any of my heirs, executors, administrators and assigns hereafter can, shall or may have by reason of or relating to my employment with the Company as of the effective date of this general release (this “General Release”).

By signing this General Release, I am providing a complete waiver of all claims against the Releasees that may have arisen, whether known or unknown, up until the effective date of this General Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except as to claims pertaining to vested benefits under employee benefit plans covered by ERISA and maintained by the Releasees), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment. This General Release shall not, however, constitute a waiver of: (i) my rights under any employee benefit plan currently maintained by the Company; (ii) my rights under the Employment Agreement intended to survive my termination of employment; (iii) my rights under the Company’s certificate of incorporation, By-Laws, insurance policies or other written agreements with respect to indemnification; or (iv) any claims to enforce rights arising under the ADEA or other civil rights statute after the effective date of this General Release. I hereby reaffirm my obligations under Sections 7 through 11 of the Employment Agreement, and understand that such provisions shall be fully enforceable in accordance with the terms and conditions of the Employment Agreement following my termination of employment with the Company.

I further agree, promise and covenant that, to the maximum extent permitted by law neither, I, nor any person, organization, or other entity acting on my behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring in the past up to the date of this General Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this General Release. This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

I have been given twenty-one (21) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the consideration under Section 6 of the Employment Agreement for the purpose of making full and final settlement of all claims referred to above. If I have signed this General Release prior to the expiration of the twenty-one (21) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing to revoke this General Release, and that this General Release will not become effective if I exercise my right to revoke my signature within seven (7) days of execution. I understand and acknowledge that my right to receive the consideration under Section 6 of the Employment Agreement, however, is conditioned upon my execution and non-revocation of this General Release.

Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), I agree to respond and provide information with regard to matters in which I had knowledge as a result of my employment with the Company, and provide reasonable assistance to the Company and its Related Entities and their respective representatives in defense of any claims that may be made against the Company or any of its Related Entities, and assist the Company and its Related Entities in the prosecution of any claims that may be made by the Company or any of its Related Entities, to the extent that such claims may relate to the period of my employment with the Company. I further agree to promptly inform the Company if I become aware of any lawsuits involving such claims that may be filed or threatened against the Company or any of its Related Entities. I also agree to promptly inform the Company (to the extent I am legally permitted to do so) if I am asked to assist in any investigation of the Company or any of its Related Entities or its or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required.

I acknowledge that I have not relied on any representations or statements not set forth in this General Release.

This General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this General Release on this        day of                                               , 20               .

Steven Kalin